Champions Oncology, Inc.

November 5, 2013

Ronnie Morris, M.D.

Dear Dr. Morris:

We are pleased to extend your employment as the President of Champions Oncology, Inc. (the “Company”). For so long as you serve as an executive officer of the Company, the Company will nominate you as a member of the board of directors of the Company. This offer is contingent upon your signing our Business Protection Agreement, a copy of which is attached hereto, which protects the Company’s intellectual property and good will, among other things. You will not be entitled to receive any salary or compensation other than the consideration described below, will not be entitled to any severance payments and you have elected to waive any employee benefits.

Your annual salary will be $305,000. For the first year commencing on the date of this letter, this will consist of $88,000 per annum in cash and the balance in an option to purchase 215,000 shares of Common Stock of the Company under the 2010 Equity Incentive Plan. For the second year, this will consist of $196,000 in cash and the balance in stock options. For the third year of this agreement, this will consist of $305,000 of cash. The award agreement evidencing the option to purchase 215,000 shares of Common Stock is attached hereto as Exhibit A. The option to be granted in the second year of this agreement will be granted in November 2014 and will be granted pursuant to an award agreement substantially similar to the award agreement attached hereto as Exhibit A. The Company will determine in good faith the number of shares that will be subject to the option granted in November 2014 using the Black-Scholes pricing model.

You will also be eligible for a bonus payment of up to 75% of your annual salary. This bonus will be determined by the board of directors or it’s designate, such as the compensation committee, with a target bonus of 50% of your salary for achievement of the company’s annual plan. The timing of the determination and payment regarding your potential bonus shall be consistent with the timing of such determinations and payments for other employees of the Company. The bonus will be payable in cash or equity, at the discretion of the board of directors. Nothing in this paragraph guarantees you any specific bonus in any given year, and the determination as to whether you have earned a bonus will be at the sole discretion of the board of directors, or it’s designate, such as the compensation committee.

In addition, as of the date of this letter, you are being granted (i) an option to purchase 1,500,000 shares of Common Stock of the Company, subject to time-based vesting and (i) an option to purchase 1,500,000 shares of Common Stock of the Company, subject to performance-based vesting, both under the 2010 Equity Incentive Plan. The award agreements evidencing these grants are attached hereto as Exhibit B.

Our employment relationship will not be for any specified duration and it will be terminable at will, which means that either you or the Company may terminate it at any time. To facilitate the Company’s provision of quality service, we expect you to provide at least 30 days’ advance written notice if you decide to resign. If you decide to resign, you agree to resign also from the board of directors of the Company and any subsidiary thereof. Any dispute regarding your employment will be governed solely by the laws of the State of New Jersey. You and the Company agree that any action arising out of your employment will be brought in and will be subject to the exclusive jurisdiction and venue of the state or federal courts located in Hackensack, New Jersey. You agree that you will not be entitled to any compensation from the Company subsequent to your employment.

You agreed to recuse yourself from any meetings by the board of directors or compensation committee regarding any of the determinations referenced in this letter or the similar letter regarding Joel Ackerman.

This letter (including Exhibit A and Exhibit B attached hereto) contains the entire agreement between you and the Company and supersedes any prior agreement, understanding or commitment (oral or written) by or on behalf of the Company, except for the Business Protection Agreement, the Indemnification Agreement and any Stock Option Agreements. The terms of your employment may be amended in the future, but only in writing and signed by both you and by an authorized officer of the Company. Please sign this letter and return it to the Company within 10 days after the date of this letter. We look forward to your continued contribution to our Company.

Champions Oncology, Inc.

By:	/s/ Abba Poliakoff
Abba Poliakoff, Chairman, Compensation Committee

Agreed and Accepted:

By:	/s/ Ronnie Morris, M.D.
Ronnie Morris, M.D.

Exhibit A

[Insert Option Agreement and form of Option Agreement]

Exhibit B

[Insert Option Agreements]